                                                                      EXHIBIT 21


                                 Subsidiaries:


PrimeEnergy Management Corporation, a New York corporation 100% owned by PrimeEnergy Corporation

Prime Operating Company, a Texas corporation 100% owned by PrimeEnergy
Corporation

Eastern Oil Well Service Company, a West Virginia corporation 100% owned by PrimeEnergy Corporation

Southwest Oilfield Construction Company, an Oklahoma corporation, 100% owned by PrimeEnergy Corporation